Exhibit 10.18

BENNING STREET, LLC

c/o First American Realty, Inc.

100 MLK Jr. Boulevard

P.O. Box 646

Worcester, MA 01613-0626

                                                          December 20, 2010

Terry A. Moody

Executive Vice President of Global Operations

Thermadyne Holdings Corp.

16052 Swingley Ridge Road

Suite 210

St. Louis, MO 63017

Re:

82 Benning Street, West Lebanon, New Hampshire/Amended and Restated Real Industrial Real Property Lease by and Between Benning Street, LLC successor in interest to National Warehouse Investment Company and Thermal Dynamics Corporation (the "Lease")

Dear Terry:

This letter is with reference to the Lease, as amended by Third Amendment to Amended and Restated Industrial Real Property Lease ·dated as of December 1, 2010 (the "Third Amendment").

The Third Amendment adds new Section 16.18 to the Lease granting the Tenant an option to consolidate the Premises being leased at certain times and under certain terms and conditions. In conjunction with this Third Amendment, Landlord and Tenant have agreed as follows:

1.                  Tenant shall have no responsibility for any fit-up, building modification, or other expense necessary for Landlord to relet any of the vacated portion of the Premises. Notwithstanding the foregoing, Tenant shall leave all space it vacates in the condition specified in Section 15.1 of the Lease.

2.                  The rentable space in which the Tenant remains should it exercise its Premises Consolidation Option under Section 16.18 of the Lease shall be subject to measurement in accordance with the method of measurement of rentable area pursuant to standards established by the Building Owners and Managers Association within sixty (60) days of the Premises Consolidation Effective Date. If such measurement disclose that the rentable area of the remaining premises exceeds 51,520 square feet, the

Base Monthly Rent shall be increased by $10.00 per square foot (annualized) for each square foot of rentable area in excess of 51,520 square feet.

As used herein, capitalized terms shall have the same meaning ascribed to such terms in the Lease, as amended by the Third Amendment.

Please indicate your agreement to the foregoing as a supplement to the Lease, as amended by the Third Amendment by having the Tenant and the Guarantor countersign this letter below and returning it to me at the above address.

BENNING STREET, LLC, a Delaware limited liability company

By: First American Realty, Inc., a Massachusetts corporation, its Manager

      /s/  Philip O. Shwachman

Philip O. Shwachman,

President and Treasurer

Acknowledged and agreed:

THERMAL DYNAMICS CORPORATION

/s / Steven A. Schumm
Its duly authorized officer

THERMADYNE HOLDINGS CORPORATION

/s/ Martin Quinn

Its duly authorized officer